                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

                  [Amendment No. ............................]

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Section 240.14a-11(c) or
    Section 240.14a-12

                              WSFS FINANCIAL CORP.
 -----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                              WSFS FINANCIAL CORP.
 -----------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

/ / $500 per each  party to the  controversy  pursuant  to  Exchange  Act Rule
    14a-6(i)(3).

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:


       ----------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:


       ----------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*


       ----------------------------------------------------------------------
    4) Proposed maximum aggregate value of transaction:


       ----------------------------------------------------------------------
*Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as  provided  by  Exchange  Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:_______________________________________________

    2) Form Schedule or Registration Statement No.:__________________________

    3) Filing Party:_________________________________________________________

    4) Date Filed:___________________________________________________________

                           WSFS FINANCIAL CORPORATION
                                838 Market Street
                              Wilmington, Delaware
                                 (302) 792-6000


                                                                  March 25, 1996



Dear Stockholder:

         I am pleased to invite you to attend the Annual Meeting of Stockholders of WSFS Financial Corporation (the "Company"), to be held at Arsht Hall, University of Delaware, Wilcastle Center, 2600 Pennsylvania Avenue, Wilmington, Delaware on Thursday, April 25, 1996 at 4:00 p.m. At this meeting, stockholders will be asked to consider a proposal to elect Directors.

         Your vote is important for the approval of this proposal regardless of how many shares of Company stock you own. If you hold stock in more than one account or name, you will receive a proxy card for each account. Please sign and return each card since each represents a separate number of shares. Postage paid envelopes are provided for your convenience.

         You are cordially invited to attend the Annual Meeting. REGARDLESS OF WHETHER YOU PLAN TO ATTEND, WE URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE EVEN IF YOU CURRENTLY PLAN TO ATTEND THE ANNUAL MEETING. This will not prevent you from voting in person but will assure that your vote is counted if you are unable to attend the meeting.

                                  Sincerely,

                                  /S/  Marvin N. Schoenhals
                                  ------------------------------
                                  Marvin N. Schoenhals
                                  Chairman, President and
                                    Chief Executive Officer

                           WSFS FINANCIAL CORPORATION
                                838 Market Street
                           Wilmington, Delaware 19801

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          To be held on April 25, 1996


To the Stockholders:

         Notice is hereby given that the Annual Meeting of Stockholders of WSFS Financial Corporation (the "Company") will be held at Arsht Hall, University of Delaware, Wilcastle Center, 2600 Pennsylvania Avenue, Wilmington, Delaware, on Thursday, April 25, 1996, at 4:00 p.m., for the purpose of considering and acting upon the following:

         1.       Election of three directors for terms of three years each.

         2. Such other matters as may properly come before the meeting or any adjournment thereof.

         Any action may be taken on any one of the foregoing proposals at the Annual Meeting on the date specified above or any date or dates to which, by original or later adjournment, the Annual Meeting may be adjourned. The Board of Directors has fixed the close of business on March 15, 1996, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and any adjournment thereof.

         A complete list of stockholders entitled to vote at the Annual Meeting will be open for examination by any stockholder for any purpose germane to the Annual Meeting during ordinary business hours at the Company's main office during the ten days prior to the Annual Meeting.

         You are requested to fill in and sign the enclosed form of proxy which is solicited by the Board of Directors and to mail it promptly in the enclosed envelope. The proxy will not be used if you attend and vote at the Annual Meeting.

                                   By Order of the Board of Directors,

                                   /S/  R. William Abbott
                                   ------------------------------------
                                   R. William Abbott
                                   Executive Vice President,
                                   Chief Financial Officer & Secretary

March 25, 1996

-------------------------------------------------------------------------------
IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE YOUR COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES IN ORDER TO INSURE A QUORUM. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.
-------------------------------------------------------------------------------

                           WSFS FINANCIAL CORPORATION
                                838 Market Street
                           Wilmington, Delaware 19801
                                 (302) 792-6000

                                 PROXY STATEMENT

           Annual Meeting of Stockholders to be Held on April 25, 1996


         This Proxy Statement and the accompanying proxy card are being furnished to stockholders of WSFS Financial Corporation (the "Company") by the Board of Directors in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders of the Company to be held on April 25, 1996, and at any adjournments thereof (the "Annual Meeting"). This Proxy Statement and the accompanying proxy card are first being mailed to stockholders on or about March 25, 1996.

                       VOTING AND REVOCABILITY OF PROXIES

         Proxies solicited by the Board of Directors of the Company will be voted in accordance with the directions given therein. Where no instructions are indicated, proxies will be voted FOR the nominees for directors as set forth below. The proxy confers discretionary authority on the persons named therein to vote with respect to the election of any person as a director where the nominee is unable to serve or for good cause will not serve, and with respect to matters incident to the conduct of the Annual Meeting. If any other business is presented at the Annual Meeting, proxies will be voted by those names therein in accordance with the determination of a majority of the Board of Directors. Proxies marked as abstentions will not be counted as votes cast. In addition, shares held in street name which have been designated by brokers on proxy cards as not voted will not be counted as votes cast. Proxies marked as abstentions or as broker no votes will be treated as shares present for purposes of determining whether a quorum is present.

         Stockholders who execute proxies retain the right to revoke them at any time. Unless so revoked, the shares represented by properly executed proxies will be voted at the Annual Meeting and all adjournments thereof. Proxies may be revoked by written notice to the Secretary of the Company at the address above or by the filing of a later dated proxy prior to a vote being taken on the proposal at the Annual Meeting. A proxy will not be voted if a stockholder attends the Annual Meeting and votes in person. The presence of a stockholder at the Annual Meeting will not revoke such stockholder's proxy.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

         The securities entitled to vote at the Annual Meeting consist of the Company's common stock, $.01 par value per share (the "Common Stock"). The close of business on March 15, 1996 has been fixed as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting (the "Record Date"). As of the Record Date, the Company had outstanding 14,386,598 shares of Common Stock, the holders of which are entitled to one vote for each share of Common Stock held except in elections of directors, in which holders have cumulative voting rights.

Stock Ownership of Certain Beneficial Owners

         Persons and groups beneficially owning in excess of 5% of the Common Stock are required to file certain reports with respect to such ownership pursuant to the Securities Exchange Act of 1934. The following table sets forth, as of the Record Date, certain information as to those persons who have filed the reports required of persons beneficially owning more than 5% of the Common Stock or who were known to the Company to beneficially own more than 5% of the Company's Common Stock outstanding at the Record Date.

                                    Amount and Nature
                                      of Beneficial                Percent
Name                                  Ownership (1)                of Class
----                                -----------------              --------
John W. Rollins, Sr. (2)            2,168,543 shares                14.95%
Thrift Investors, L.P. (3)          3,569,440 shares                24.81


(1) In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Common Stock if he or she has or shares voting or investment power with respect to such Common Stock or has a right to acquire beneficial ownership at any time within 60 days from the Record Date. As used herein, "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares. Except as otherwise noted, ownership is direct, and the named individuals and group exercise sole voting power over the shares of the Common Stock.

(2) John W. Rollins, Sr. owns 2,009,143 shares of Common Stock individually and has sole voting and investment power with respect to these shares. The amount shown in the table includes 159,400 shares of Common Stock owned by his wife, Michele M. Rollins, a director of the Company, who has sole voting and investment power with respect to these shares. Mr. and Mrs. Rollins have entered into an agreement with the Office of Thrift Supervision of the U.S. Department of the Treasury ("OTS") for the purpose of rebutting the regulatory presumption that they would be in control of the Company by virtue of their ownership of more than 10% of the Company's outstanding stock (the "Rebuttal Agreement"). The Rebuttal Agreement limits Mr. and Mrs. Rollins to one representative on the Board of Directors (which representative may not be the chairman of the board or president of the Company) and one additional representative who may attend meetings of the board of directors but may not vote therein or function as a director; prohibits them from engaging in intercompany transactions with the Company or its affiliates; limits their ability to engage in proxy solicitations; and prevents them from attempting to influence management policies or business operations of the Company except as incident to the performance of duties as a director. Under OTS regulations, Mr. and Mrs. Rollins cannot take any of the foregoing actions or increase their ownership above 25% without an additional filing with the OTS. The address of Mr. Rollins is One Rollins Plaza, Post Office Box 1026, Wilmington, Delaware 19899.

(3) Thrift Investors, L.P. ("Thrift") is a limited partnership of which Quad-C, Inc., a Delaware Corporation and investment management firm, acts as general partner. Thrift and Quad-C, Inc. each exercise sole voting and investment power of their shares. The President, principal stockholder and sole director of Quad-C, Inc. is Terrence D. Daniels. The other executive officers of Quad-C, Inc. are Edward T. Harvey, Vice President, and R. Ted Weschler, Secretary/Treasurer. Mr. Weschler serves as a director of the Company and the Bank. Messrs. Daniels, Harvey and Weschler disclaim beneficial ownership of any shares held by limited partnerships in which Quad-C, Inc. is the general partner. Quad-C, Inc., Thrift, Mr. Daniels and certain other related parties have also entered into an agreement with the OTS for the purpose of rebutting the regulatory presumption that they would be in control of the Company by virtue of the ownership by Quad-C, Inc. of more than 10% of the Company's outstanding stock (the "Quad-C Rebuttal Agreement"). The Quad-C Rebuttal Agreement limits Quad-C, Inc., Thrift and other parties who joined the Quad-C Rebuttal Agreement to one voting representative on the Board of Directors (which representative may not be the chairman of the board or president of the Company); prohibits them from engaging in intercompany transactions with the Company or its affiliates; limits their ability to engage in proxy solicitations; and prevents them from attempting to influence management policies or business operations of the Company except as incident to the performance of duties as a director. Under OTS regulations, Quad-C, Inc., Thrift and other parties who joined the Quad-C Rebuttal Agreement cannot take any of the foregoing actions or increase their ownership above 25% without an additional filing with the OTS. The business address of Thrift Investors, L.P. is 230 East High Street, Charlottesville, Virginia 22902.

                       PROPOSAL 1 -- ELECTION OF DIRECTORS

         The Board of Directors is divided into three classes and the number of directors is currently fixed by Board resolution at ten. The members of each class are elected for a term of three years and until their successors are elected and qualified; provided that in the event the number of directors has been increased during the preceding year and such new directorships have been filled by action of the Board of Directors, the terms of those newly appointed directors expire at the annual meeting when the class to which they have been elected expires. Each of the current members of the Board of Directors of the Company also serves on the Board of Directors of the Company's principal subsidiary, Wilmington Savings Fund Society, Federal Savings Bank ("WSFS" or the "Bank"). In accordance with the Delaware General Corporation Law, directors of the Company will be elected by a plurality vote of the outstanding shares of Common Stock present in person or represented by proxy at the Annual Meeting.

         Pursuant to the Certificate of Incorporation, every stockholder voting for the election of directors is entitled to cumulate his votes by multiplying his shares times the number of directors to be elected. Each stockholder will be entitled to cast his votes for one director or distribute his votes among any number of the nominees being voted on at the Annual Meeting. The Board of Directors intends to vote the proxies solicited by it equally among the three nominees for the Board of Directors. Stockholders may not cumulate their votes on the form of proxy solicited by the Board of Directors. In order to cumulate votes, stockholders must attend the meeting and vote in person or make arrangements with their own proxies. Unless otherwise specified in the proxy, however, the right is reserved, in the sole discretion of the Board of Directors, to distribute votes among some or all of the nominees of the Board of Directors in a manner other than equally so as to elect as directors the maximum possible number of such nominees.

         At the Annual Meeting, three directors will be elected for terms of three years each and until their successors have been elected and qualified. The Board of Directors has nominated Charles G. Cheleden, Joseph R. Julian and Dale
E. Wolf, all of whom are currently directors, for election as directors at the Annual meeting. If any nominee is unable to serve, the shares represented by all properly executed proxies will be voted for the election of such substitute as the Board of Directors may recommend or the Board of Directors may reduce the number of authorized directors to eliminate the vacancy.

Directors and Nominees

         The following table sets forth for each director and nominee, his or her name, age (as of December 31, 1995), year first elected as a director of the Company, year of expiration of his or her current term as a director, his or her principal occupation for the last five years and his or her directorships in other subsidiaries of the Company and in other companies:


                                   Year
                                   First      Current
                                  Elected      Term
                                  Director      to
Name                      Age     of WSFS     Expire        Principal Occupation                 Directorships
----                      ---     --------    ------        --------------------                 --------------

                                              NOMINEES FOR A TERM TO EXPIRE IN 1999

Charles G. Cheleden        52       1990       1996       August 1990 to October 1992;           WSFS, Star States Development
                                                          Chairman WSFS Financial                Company
                                                          Corporation; October 1992 to present:
                                                          Vice Chairman of WSFS Financial
                                                          Corporation; January 1990 to present
                                                          self-employed (i) consultant to
                                                          banks and thrifts, and (ii) attorney;
                                                          April 1989 to October 1989: Vice
                                                          Chairman of EquiManagement, Inc.;
                                                          Prior to April 1989:  President
                                                          Chief Executive Officer and
                                                          Chairman of the Board of Liberty
                                                          Financial Corporation and Liberty
                                                          Savings Bank


Joseph R. Julian           58       1983       1996       President and Chief Executive          WSFS, James Julian, Inc., Delaware
                                                          Officer, James Julian, Inc.            Motor Club
                                                          (highway construction company)


Dale E. Wolf               71       1993       1996       1993 - Senior International            WSFS, WSFS Credit Corporation
                                                          Consultant, Mezullo and McCandlish
                                                          (law firm); 1989-1993, Lieutenant
                                                          Governor/Governor of the State of
                                                          Delaware; Prior to 1989, Director,
                                                          Delaware Development Office; Group
                                                          Vice President, Agricultural
                                                          Products, E.I. duPont de Nemours
                                                          & Company, Incorporated (multi-
                                                          national chemical company)



                                                   DIRECTORS CONTINUING IN OFFICE


Randall T. Murrill, Jr.    74      1976       1997        Retired November 1986 from E.I.        WSFS, Profile Plastics Corporation
                                                          duPont de Nemours & Company,
                                                          Incorporated, (multinational
                                                          chemical company), Production
                                                          Manager, Finishes & Fabricated
                                                          Products

Michele M. Rollins         50      1992       1997        President, Rollins Jamaica, LTD        WSFS
                                                          (real estate development holding
                                                          company)

Claibourne D. Smith        57      1994       1997        Vice President - Technology and        WSFS, Community Credit Corporation
                                                          Professional Development, E.I.
                                                          duPont de Nemours & Company,
                                                          Incorporated, (multinational
                                                          chemical company)

Thomas P. Preston          49      1990       1998        Partner, Duane, Morris &               WSFS
                                                          Heckscher (law firm)

Marvin N. Schoenhals       48      1990       1998        Chairman of WSFS Financial             WSFS, Star States Development
                                                          Corporation since 1992; President      Company, WSFS Credit
                                                          and Chief Executive Officer of         Corporation, 838 Investment
                                                          WSFS Financial Corporation since       Group, Inc., Community Credit
                                                          November 1990; President and Chief     Corporation, Providential
                                                          Executive Officer, Peoples Savings     Home Income Plan, Inc.
                                                          Bank, Monroe, Michigan from April
                                                          1988 to January 1990

R. Ted Weschler            34       1992      1998        1990-Present, Executive Officer -      WSFS, Star States Development
                                                          Quad-C, Inc., a Delaware corporation   Company, Providential Home
                                                          which commenced operations in 1990     Income Plan, Inc., Applied
                                                          and acts as the general partner        Video Technologies, Deerfield
                                                          for several investment partnerships.   Healthcare Corporation,
                                                          Prior to 1990, Mr. Weschler worked     Wireless Cable of Atlanta
                                                          at W.R. Grace & Co., as assistant
                                                          to the Vice Chairman




Stock Ownership of Management

         The following table sets forth, as of the Record Date, the amount of Common Stock beneficially owned by the Company's directors, by each executive officer named in the Summary Compensation Table, and by all directors and executive officers as a group:

                                         Amount and Nature
                                           of Beneficial            Percent
Name                                       Ownership (1)           of Class
----                                    -------------------        --------
Charles G. Cheleden (2)                      45,100 shares              *
Joseph R. Julian (3)                         59,176 shares              *
Randall T. Murrill, Jr.                      18,720 shares              *
Thomas P. Preston (4)                         3,000 shares              *
Michele M. Rollins (5)                    2,168,543 shares          15.07%
Marvin N. Schoenhals (6)                    218,918 shares           1.52
Claibourne D. Smith                             300 shares              *
R. Ted Weschler (7)                              --                    --
Dale E. Wolf                                 21,640 shares              *
R. William Abbott (8)                        28,782 shares              *
Patricia A. Muldoon (9)                      43,640 shares              *
Gordon M. Dyott (10)                         48,782 shares              *
Francis J. Pennella                           4,546 shares              *
Directors and executive officers
  as a group (13 persons)                 2,661,147 shares          18.50

----------
*        Less than 1.0%.
(1) For purposes of this table, a person is deemed to be the beneficial owner of any shares of Common Stock over which he or she has or shares voting or investment power or of which he or she has the right to acquire beneficial ownership within 60 days of the Record Date. As used herein, "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares. Other than as noted below, all persons shown in the table above have sole voting and investment power, except that the following directors and executive officers held the following numbers of shares jointly with their respective spouses: Mr. Cheleden, 16,500 shares; Mr. Julian, 59,176 shares; Mr. Dyott, 1,000 shares; and Mr. Murrill, 18,720 shares.

(2) The amount shown includes 18,700 shares of Common Stock held in an Individual Retirement Account ("IRA"), 2,200 shares of Common Stock which are held in an IRA for Mr. Cheleden's wife, 4,000 shares of Common Stock held as trustee of trusts for which he is one of the named beneficiaries, 800 shares held as custodian for his children and 2,900 shares of Common Stock held as trustee of a trust of which Mr. Cheleden's children are beneficiaries.

(3) Mr. Julian is a beneficiary (but not a trustee) of a trust which holds 117,135 shares of Common Stock not shown in this table. Mr. Julian disclaims beneficial ownership of these shares.

(4) The amount shown includes 1,000 shares of Common Stock owned by Mr. Preston's spouse, who holds sole voting and investment power over these shares. Mr. Preston disclaims beneficial ownership of these shares.

(5) he amount shown includes 2,009,143 shares of Common Stock owned by Mrs. Rollins' spouse, John W. Rollins, Sr., who has sole voting and investment power with respect to these shares. Michele M. Rollins disclaims beneficial ownership of these shares.

(6)      The amount shown  includes  107,405  shares of Common Stock that may be acquired through options granted under the Stock Option Plan all of which were exercisable as of the Record Date and also includes 5,500 shares of Common Stock held by his wife in an Individual Retirement Account. The amount does not include 6,470 shares of Common Stock held by his mother.

(7) The amount shown does not include 3,569,440 shares of Common Stock owned by Thrift Investors, L.P. of which Mr. R. Ted Weschler, a director of the Company, disclaims ownership. Mr. Weschler is an executive officer of Quad-C, Inc. which exercises sole voting and investment power of the stock held by Thrift Investors, L.P. Had this amount been included in the table, the stock held by directors and executive officers as a group would have been 6,230,587 shares, or 43%, of the Company's outstanding stock.

(8) The amount shown includes 10,000 shares of Common Stock that may be acquired through the exercise of options granted under the Stock Option Plan, all of which are exercisable as of the Record Date.

(9) The amount shown includes 30,000 shares of Common Stock that may be acquired through the exercise of options granted under the Stock Option Plan, all of which are exercisable as of the Record Date.

(10) The amount shown includes 27,800 shares of Common Stock that may be acquired through the exercise of options granted under the Stock Option Plan, all of which were exercisable as of the Record Date.

         Based solely on the Company's review of the copies of initial statements of beneficial ownership and reports of changes in beneficial ownership, which it has received in the past fiscal year or with respect to the last fiscal year, or written representations from such persons that no annual report of change in beneficial ownership was required, the Company believes that during the 1995 fiscal year all persons subject to such reporting requirements have complied with such reporting requirements.

Meetings and Committees of the Board of Directors

         The Board of Directors conducts its business through meetings of the Board and of its committees. During the year ended December 31, 1995, the Board of Directors held 14 meetings. No director other than Mr. Wolf attended fewer than 75% of the total aggregate meetings of the Board of Directors and committees on which such Board member served during this period.

         A list of the Committees of the Board of Directors and a general description of their respective duties follows:

         Executive Committee. The Executive Committee generally meets one time each month and as needed, and exercises the powers of the Board of Directors between meetings of the Board. The Executive Committee is presently composed of Marvin N. Schoenhals, Chairman, Charles G. Cheleden, Joseph R. Julian, Michele
M. Rollins and R. Ted  Weschler.  The  Executive  Committee  met 17 times during
1995.

         Audit Committee. The Audit Committee is composed of directors who are not officers of the Company and oversees the audit program of the Company and subsidiaries. This Committee reviews the examination reports of federal regulatory agencies as well as reports of the internal auditors and independent auditors. The Committee meets with the head of the Audit Department and representatives of the Company's independent auditors, with and without representatives of management present, to review accounting and auditing matters, including an annual review of risk analysis and the associated audit plan. The appointment of the independent auditors is made by the Board of Directors upon the recommendation of the Audit Committee. Present members of the Committee are Charles G. Cheleden, Chairman, Randall T. Murrill, Jr. and Thomas
P. Preston. The Audit Committee meets at least quarterly and met four times during fiscal year 1995.

         Nominating Committee. The Nominating Committee consists of the entire Board of Directors and considers candidates for nomination for election as directors. The Committee did not meet during 1995. The Nominating Committee will consider nominees recommended by stockholders in accordance with the procedures set forth in the Bylaws of the Company.

         Personnel and Compensation Committee. The Personnel and Compensation Committee is composed of directors who are not officers of the Company. The Personnel and Compensation Committee reviews and recommends for approval of the Board of Directors the compensation and benefits of the executive officers, broad guidelines for the salary and benefits administration for other officers and employees, and the compensation of directors. In addition, the Personnel Committee is responsible for the administration of the Stock Option Plan and the executive incentive plans, including recommendations to the Board of Directors for awards under such plans. The Committee met three times during 1995. Present members of the Personnel Committee are Randall T. Murrill, Jr., Chairman, Joseph
R. Julian, R. Ted Weschler and Dale E. Wolf.

Directors' Compensation

         For the period January through June 1995, the usual fees for directors other than Charles G. Cheleden and Marvin N. Schoenhals were fixed at $600 for each month in which the director attended at least one board or committee meeting.

         Effective July 1995, each director other than Messrs. Cheleden and Schoenhals received an annual retainer of $5,000. Each director also received $400 for each Board meeting attended. Chairpersons of board committees or subsidiary boards receive an additional $1,000 annual retainer and each member of a committee or subsidiary board received $200 for each meeting attended.

         As Vice Chairman of the Company, Mr. Cheleden received a monthly fee of $1,900 per month through June 1995. Effective July 1995, Mr. Cheleden's monthly fee is $1,650. Such amounts are intended to compensate Mr. Cheleden for his continuing advice and service to the Company. Mr. Schoenhal's as Chairman, President and Chief Executive Officer does not receive director fees.

Executive Officers

         Marvin N. Schoenhals, age 48, has served as President and Chief Executive Officer of the Company since November 1990 and was elected Chairman in October 1992. Prior to joining the Company, Mr. Schoenhals was President and Chief Executive Officer of Peoples Savings Bank of Monroe, Michigan from April 1988 until January 1990. From April 1987 until October 1987, Mr. Schoenhals was President and Chief Executive Officer of Sterling Savings Bank, Southfield, Michigan.

Prior to that, Mr. Schoenhals held various management positions at Old Kent Financial Corporation, a bank holding company located in Grand Rapids, Michigan from 1974 to 1987.

         R. William Abbott, age 55, has served as Executive Vice President and Chief Financial Officer since April 1993. Prior to joining the Company, Mr. Abbott was Senior Vice President at Transohio Federal Savings Bank in Cleveland, Ohio from 1992 until March 1993. During 1990 and 1991, Mr. Abbott was a financial consultant for banks and thrifts. Mr. Abbott served as Executive Vice President and Chief Financial Officer for Broadview Federal Savings Bank from November 1984 until May 1990 when it was merged into Charter One Savings Bank, Cleveland, Ohio. Mr. Abbott also serves as a Director of Star States Development Company, WSFS Credit Corporation and Providential Home Income Plan, Inc.

         Gordon M. Dyott, age 42, has been Executive Vice President for Consumer Services of the Bank since January 1989. In September 1991, Mr. Dyott assumed the additional responsibility of overseeing the Operations and Data Processing functions. Mr. Dyott also serves as a Director of 838 Investment Group, Inc. He was hired as Vice President of Marketing in March 1983 and later promoted to Senior Vice President of the Consumer Banking Department. Mr. Dyott resigned effective March 15, 1996.

         Patricia A. Muldoon, age 56, has served as Executive Vice President of the Commercial Services Division since March 1, 1995. From September 1992 until February 1995, Ms. Muldoon served as Senior Vice President of the Special Asset Management Group and the Commercial Services Division of the Company. Ms. Muldoon joined the Company in January 1991 as Senior Vice President of the
Special Asset Management Group. Ms. Muldoon also serves as President and a Director of Star States Development Company. Prior to assuming this responsibility, Ms. Muldoon provided consulting services to financial institutions relative to problem loans. Ms. Muldoon was employed by Equimark Corporation, a bank holding company headquartered in Pittsburgh, Pennsylvania, from March 1985 to May 1990, most recently holding the position of Executive Vice President, Manager of Corporate Assets (Problem Loans).

         Francis J. Pennella, age 52, has served as Senior Vice President of the Retail Credit Division since June 1993. Mr. Pennella was promoted to Executive Vice President in 1995. Prior to joining the Company, Mr. Pennella held various positions at Marine Midland Bank Delaware, N.A., the most recent position being Senior Vice President/Group Executive.

Business Relationships and Related Transactions

         Thomas P. Preston is a partner with the Wilmington, Delaware office of the law firm of Duane, Morris & Heckscher. The law firm represented the Company and its affiliates in certain matters during fiscal year 1995 and expects to continue such representation in fiscal year 1996.

         Certain directors and executive officers of the Company and their associates were customers of and had transactions with the Company and the Bank in the ordinary course of business during fiscal year 1995. Similar transactions may be expected to take place with the Company and the Bank in the future. Loans and commitments included in such transactions were made on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility, nor did such loans present other unfavorable features.

                           SUMMARY COMPENSATION TABLE


         The following table sets forth the cash and noncash compensation for the years ended December 31, 1995, 1994 and 1993 for the Company's Chief Executive Officer and the four most highly compensated executive officers of the Company whose salary and bonus earned in 1995 exceeded $100,000 (herein referred to as "Named Executive Officers").

                                         Annual Compensation                               Long-Term
                                         -------------------                              Compensation
                                                                             Other           Awards
Name and                                                                     Annual       Options/SARs        All Other
Principal Position                      Year      Salary      Bonus (1)  Compensation (2)   Shares (3)    Compensation (4)
------------------                      ----      ------      ---------  ---------------- -------------   ----------------

Marvin N. Schoenhals                   1995     $260,400       $251,000    $     --             --             $ 16,166
  Chairman of the Board, President     1994      260,400         88,550          --             --                8,988
  and Chief Executive Officer          1993      253,356            --           --             --                8,658

R. William Abbott (5)                  1995      140,707         91,000          --             --               14,568
  Executive Vice President             1994      137,833         25,000          --          10,000               3,493
  Chief Financial Officer              1993      100,298            --           --          40,000              45,516

Patricia A. Muldoon                    1995      129,183         94,000          --             --               13,757
  Executive Vice President,            1994      124,000         25,000          --           5,000               4,288
  Commercial Lending                   1993      120,000            --           --             --                5,054

Gordon M. Dyott (6)                    1995      127,847         78,000          --             --               13,889
  Executive Vice President             1994      125,218         17,000          --             --                3,619
  Consumer Services & Operations       1993      121,474            --           --             --                3,332

Francis J. Pennella (7)                1995      121,100         71,000          --             --               12,675
  Executive Vice President,            1994      120,500         17,000          --             --                2,677
  Retail Lending                       1993       58,824            --           --          10,000                 816




-----------
(1) Includes 1995 bonuses earned but not paid until 1996 under the Company's Short-Term Incentive Plan of $78,000, $91,000, $78,000 and $71,000 for
      Messrs. Schoenhals, Abbott, Dyott and Pennella respectively, and $94,000 for Ms. Muldoon.

(2) Does not include certain perquisites and other personal benefits the value of which did not exceed the lesser of $50,000 or 10% of salary for any named executive officer.

(3) Represents Stock Options granted in 1994 and SARs granted in 1993 under the Company's 1986 Stock Option Plan, as amended and restated.

(4) The amounts included in All Other Compensation in 1995 include contributions by the Company to the 401(k) Plan in the amounts of $15,502, $14,568, $13,578 and $12,675 for Messrs. Schoenhals, Abbott, Dyott and
      Pennella respectively, and $13,757 for Ms. Muldoon. All other amounts represent the compensation value of life insurance.

(5)   Mr. Abbott became Chief Financial Officer in April 1993.

(6)   Mr. Dyott resigned effective March 15, 1996.

(7)   Mr. Pennella became Senior Vice President in June 1993.

Personnel and Compensation Committee Report on Executive Compensation

  Overview and Philosophy. The Company's executive compensation program is administered by the Personnel and Compensation Committee (the "Personnel Committee") of the Board of Directors. The Committee's responsibilities include reviewing and making recommendations to the Board of Directors regarding compensation of the Chief Executive Officer and reviewing and approving the compensation paid to other executive officers of the Company listed in the "Summary Compensation Table" that follows this report (the "Named Executive Officers"). The committee also administers the stock option and incentive plans and assures compliance with Rule 16b-3 of the Securities Act of 1934.

  The objective of the compensation program is to establish levels of compensation sufficient to attract and retain highly qualified and motivated executives. The program also seeks to align the interests of the Company's executive management with those of stockholders through the use of incentive based compensation for specific performance based criteria and stock based compensation for long-term stockholder value.

  Compensation Program Elements. The Company's executive compensation program consists of base salaries, a short-term cash incentive plan, a stock option plan and miscellaneous other fringe benefits.

  Base Salary. Base salary levels are determined by the Committee with reference to corporate and individual performance in relation to strategic goals established each year, competitive market trends and special circumstances particular to the Company's staffing needs. In determining base salaries, the committee refers to data obtained from nationally recognized compensation surveys as well as information from similar sized banks and thrifts in the Mid-Atlantic region.

  Short-Term Incentive Plan. In 1994, the Personnel Committee of the Board of Directors approved a Management Incentive Plan (MIP) designed to reward the accomplishment of specific annual financial objectives. These objectives for 1995 were profitability, capitalization and reductions in nonperforming asset levels. Plan participants include members of management as designated from time-to-time by the Committee. A "bonus pool" is established under the MIP each year. The pool size is generally considered to equal 20% of the growth in pretax earnings. Final determination of the "bonus pool," is subject to adjustment by the Committee based upon the nature and the quality of pretax earnings.

  Individual awards are earned for successfully completing agreed upon objectives as well as the individual's contribution to the Company's financial performance. All of the "Named Executive Officers" (including the CEO) are eligible to receive such awards. Total awards accrued under the MIP in 1995 were approximately $1,200,000. Awards in 1994 were approximately $300,000. Such awards, however, may not be paid unless the levels of nonperforming assets are 2% or less of total consolidated assets. All awards under the MIP are paid in cash and have been paid since nonperforming asset levels were less than 2% at December 31, 1995.

  Stock Options and SARs. As a performance incentive and to encourage ownership of the Common Stock and further align managements' and stockholders' interests, the Committee has issued stock options and stock appreciation rights. The Committee did not issue any such stock awards during 1995. The Committee periodically reviews and awards stock options and/or SARs to management based on factors it deems important; however, the Committee does not intend to issue awards on an annual basis.

  Compensation of Chief Executive Officer. In 1995, Mr. Schoenhals received total cash payments of $509,400 in salary and bonuses (as shown in the Summary Compensation Table). During 1995, Mr. Schoenhals earned a bonus of $251,000 under the Company's Short-Term Incentive Plan of which $173,000 was paid in calendar year 1995. Mr. Schoenhals' base salary was established at $248,000 in his employment agreement with the Company. This base salary may be maintained, increased or decreased from time-to-time by the Board. Based upon the recommendations of the Committee, Mr. Schoenhals' base compensation was increased to $260,400 in 1994.

  The Committee considered the above compensation appropriate in light of WSFS Financial Corporation's record earnings, continued reductions in the levels of nonperforming assets and the leadership of Mr. Schoenhals in accomplishing these goals.

  Compensation Committee Interlock and Insider Participation. During fiscal year 1995, no members of the Personnel Committee were considered insiders nor were there any interlocking relationships other than as disclosed in the "Business Relationships and Related Transactions" section of this Proxy Statement.

                               Randall T. Murrill, Jr.
                               Joseph R. Julian
                               R. Ted Weschler
                               Dale E. Wolf
                               Members of the Personnel and
                                  Compensation Committee




                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

  There were no stock option or stock appreciation awards made during fiscal year 1995.

                     OPTION/SAR EXERCISES AND YEAR-END VALUE

  The following table sets forth information concerning the exercise of options and SARs by the Chief Executive Officer and the other Named Executive Officers during the last fiscal year, as well as the value of such options and SARs held by such persons at the end of the fiscal year.


                                                             Number of Securities          Value of Unexercised
                                                           Underlying Unexercised               In-The-Money
                                                              Options/SARs Held               Options/SARs at
                                                            at December 31, 1995          December 31, 1995 (1)
                         Shares Acquired      Value        -------------------------      ------------------------
                           on Exercise      Realized      Exercisable   Unexercisable    Exercisable   Unexercisable
                         ---------------    --------      -----------   -------------    -----------   -------------

Marvin N. Schoenhals        --              $  --          208,622           67,478     $1,455,683        $488,685
R. William Abbott           --                 --           26,000           24,000        138,625         132,000
Patricia A. Muldoon         --                 --           34,500            3,000        228,700          22,050
Gordon M. Dyott             --                 --           34,304            4,336        237,192          31,870
Francis J. Pennella         --                 --            4,000            6,000         19,500          29,250


(1) Based on the closing price of $9.00 as reported on the National Association of Securities Dealers Automated Quotation ("NASDAQ") National Market System on December 31, 1995 less the exercise/base price. Options and SARs are considered in-the-money if the market value of the underlying securities exceeds their exercise or base prices, respectively.

      Employment  and  Severance  Agreements.  The Company  has entered  into an employment agreement with Mr. Schoenhals for a period of thirty-six months, beginning May 1, 1993. In 1995 the term of this agreement was extended to May 1, 1998. The agreement provides for the employment of Mr. Schoenhals as Chairman, President and Chief Executive Officer at a base salary of $248,000, as maintained, increased or decreased from time-to-time by the Board. The employment agreement further provides for participation by Mr. Schoenhals in incentive compensation and other employee benefit plans maintained by the Company. In the event of Mr. Schoenhals' involuntary termination of employment in connection with, or within one year after, any change in control of the Bank or the Company, other than for "just cause," he will be paid within 10 days of such termination an amount equal to 2.99 times his annual salary at the rate in effect immediately prior to termination provided that the aggregate amount payable under the agreement may not equal or exceed the difference between (i)
2.99 times his "base amount," as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986 (the "Code"), and (ii) the sum of any other parachute payments, as defined under Section 280G(b)(2) of the Code, that Mr. Schoenhals receives on account of a change in control. "Control" generally refers to the acquisition, by any person or entity, of the ownership or power to vote more than 25% of the Bank's or Company's voting stock, the control of the election of a majority of the Bank's or the Company's directors or the exercise of a controlling influence over the management or policies of the Bank or the Company. In addition, under the employment agreement, a change in control occurs when, during any consecutive two-year period, directors of the Company or the Bank at the beginning of such period cease to constitute two-thirds of the Board of Directors of the Company or the Bank, unless the election of replacement directors was approved by two-thirds vote of the initial directors then in office. The employment agreement also provides for a similar lump sum payment to be made in the event of Mr. Schoenhals' voluntary termination of employment within one year following a change in control if certain events have occurred, which have not been consented to in writing by Mr. Schoenhals, including (i) Mr. Schoenhals being requested to move his personal residence or perform his principal executive functions more than 35 miles from his current primary office, (ii) a reduction in his compensation and benefits as then in effect,
(iii) the assignment of duties and responsibilities to Mr. Schoenhals which are other than those normally associated with his position with the Company and the Bank, (iv) a material decrease in his authority and responsibility, or (v) failing to re-elect him to the Company's or the Bank's Board of Directors. The maximum aggregate payments that would be made to Mr. Schoenhals assuming his termination of employment under the foregoing circumstances at December 31, 1995 would have been approximately $779,000.

     WSFS also has entered into a severance agreement with Mr. William Abbott, which provides for one year severance benefits to be paid in one lump sum to Mr. Abbott in the event of termination without cause. The amount payable to Mr. Abbott under this agreement if he had been terminated without cause during fiscal year 1995 would have been approximately $141,000.

     The Bank also has an executed, amended and restated employment agreement with Mr. Dyott whereby he will serve as an executive vice president of WSFS, and in the event of death or disability, he or his beneficiaries would receive an amount equal to three times his average annual salary for the preceding five years reduced by other benefits paid by the Company. Mr. Dyott resigned effective March 15, 1996.

                       COMPARATIVE STOCK PERFORMANCE GRAPH

     The graph and table which follow show the cumulative total return on the common stock of the Company over the last five years, compared with the cumulative total return of the Dow Jones Equity Market Index and the Dow Jones Savings and Loan Index over the same period. Cumulative total return on the stock or the index equals the total increase in value since December 31, 1990 assuming reinvestment of all dividends paid into the stock or the index, respectively. The graph and table were prepared assuming that $100 was invested on December 31, 1990 in the Common Stock of the Company and in each of the indexes.



                      CUMULATIVE TOTAL SHAREHOLDER RETURN
                 COMPARED WITH PERFORMANCE OF SELECTED INDEXES
                  December 31, 1990 through December 31, 1995




    600 |------------------------------------------------------------------|
        |                                                                  |
        |                                                             *    |
        |                                                                  |
    500 |------------------------------------------------------------------|
        |                                                                  |
        |                                                                  |
        |                                                                  |
    400 |------------------------------------------------------------------|
        |                                                                  |
        |                                                                  |
        |                                                                  |
    300 |------------------------------------------------------------------|
        |                                     *                            |
        |                                                             #    |
        |                                                 *           &    |
    200 |------------------------------------------------------------------|
        |                         *           &#          &                |
        |               #         &#                      #                |
        |               &                                                  |
    100 |---*&#------------------------------------------------------------|
        |               *                                                  |
        |                                                                  |
        |                                                                  |
      0 |----|----------|---------|-----------|-----------|-----------|----|
            1990       1991      1992        1993        1994        1995


        * = Company                      & = Dow Jones Equity Market Index
                      # = Dow Jones Savings and Loan Index


                                                           Five Year Total Return
                                        ----------------------------------------------------------
                                        1990       1991      1992       1993       1994       1995
                                        ----       ----      ----       ----       ----       ----
Company                            *     100        69        180        252        217        540
Dow Jones Equity Market Index      &     100       132        144        158        159        221
Dow Jones Savings and Loan Index   #     100       148        155        162        141        235

                              INDEPENDENT AUDITORS

     The Board of Directors of the Company expects to appoint KPMG Peat Marwick LLP as independent auditors of the Company for the year ended December 31, 1996. KPMG Peat Marwick LLP has served as the Company's independent auditors since 1994. A representative of KPMG Peat Marwick LLP is expected to be present at the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so.

     During 1994, the Company changed independent auditors. This change was unanimously approved by the Audit Committee of the Board of Directors. Prior to 1994, the Company's independent auditors were Price Waterhouse LLP. There were no disagreements with Price Waterhouse LLP on any matter of accounting practices, financial statement disclosures or auditing scope or procedure at the time of their dismissal.

                        ADVANCE NOTICE OF CERTAIN MATTERS
                      TO BE CONDUCTED AT AN ANNUAL MEETING

     The Bylaws of the Company provide an advance notice procedure for certain business, or nominations to the Board of Directors, to be brought before the Annual Meeting. In order for a stockholder to properly bring business before the Annual Meeting or to propose a nominee to the Board of Directors, the stockholder must give written notice to the Secretary of the Company not less than thirty days before the time originally fixed for such meeting; provided, however, that in the event that less than forty days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received no later than the close of business on the tenth day following the day on which such notice of the date of the Annual Meeting was mailed or such public disclosure was made. The notice must include the stockholder's name and address as they appear on the records of the Company and number of shares beneficially owned by the stockholder and describe briefly the proposed business, the reasons for bringing the business before the Annual Meeting and any material interest of the stockholder in the proposed business. In the case of nominations to the Board of Directors, certain information regarding the nominee must also be provided.

                  STOCKHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

     It is anticipated that the proxy statement and form of proxy for the 1997 Annual Meeting of Stockholders will be mailed during March of 1997. Stockholder proposals intended to be presented at the 1997 annual meeting of stockholders of WSFS Financial Corporation must be received by December 1, 1996, to be considered for inclusion in the proxy statement and form of proxy relating to such meeting and should be addressed to the Secretary at the Company's principal office.

                             ADDITIONAL INFORMATION

     No matters other than those set forth in the Notice of Meeting accompanying this Proxy Statement are expected to be presented to stockholders for action at the Annual Meeting. However, if other matters are presented which are proper subject for action by stockholders and which may properly come before the meeting, it is the intention of those named in the accompanying proxy to vote such proxy in their discretion upon such matters.

                                  MISCELLANEOUS

     The expenses of the solicitation of the proxies, including the cost of preparing and distributing the proxy materials, the handling and tabulation of proxies received and charges of brokerage houses and other institutions, nominees or fiduciaries in forwarding such documents to beneficial owners, will be paid by the Company. In addition to the mailing of the proxy materials, solicitation may be made in person or by telephone, telegraph or other modes of electronic communication by the Company or its employees. The Company's directors, management and employees will receive no compensation for their proxy solicitation services other than their regular salaries and overtime, if applicable, but may be reimbursed for out-of-pocket expenses.

                     ANNUAL REPORT AND FINANCIAL STATEMENTS

     The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, including financial statements prepared in conformity with generally accepted accounting principles, accompanies this Proxy Statement. Such Annual Report is not part of the proxy solicitation materials.

/x/  Please mark your
     votes as in this
     example.

                         WITHHOLD AUTHORITY
                           to vote for all
                FOR     nominees listed below  Nominees: Charles G. Cheleden,
1. Election of  /  /            /  /                     Joseph R. Julian and
   Directors:                                            Dale E. Wolf each for
                                                         three year terms
                                                         expiring 1999.

(To withhold authority to vote any individual nominee write the nominee's name on the line provided below).

------------------------------------------------------------

                    The proxy is revocable and, when properly executed, will be voted in the manner directed hereby by the undersigned. If no directions are made, this proxy will be voted FOR each of the nominees listed. The undersigned, by executing and delivering this proxy, revokes the authority given with respect to any earlier dated proxy submitted by the undersigned.

                  The Board of Directors recommends a vote FOR all nominees listed to the left:

                    Unless contrary direction is given, the right is reserved in the sole discretion of the Board of Directors to distribute votes among some or all of the above nominees in a manner other than equally so as to elect as directors the maximum possible number of such nominees.

                    In their discretion the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

                    The undersigned acknowledges receipt of the Notice of
                  Annual Meeting of Stockholders and of a Proxy Statement of WSFS Financial Corporation.

                   PLEASE MARK, SIGN, DATE AND RETURN THIS CARD
                      PROMPTLY USING THE ENCLOSED ENVELOPE.


SIGNATURES(S)                         DATE
             -------------------------    -----------
NOTE: Please sign exactly as name appears hereon. If signing as attorney, executor, administrator, trustee or guardian, please indicate the capacity in which you are acting. Proxies executed by corporations should be signed by a duly authorized officer.



         This Proxy is Solicited on Behalf of the Board of Directors of

                           WSFS FINANCIAL CORPORATION
                                     for the
                      1996 Annual Meeting of Stockholders

                                REVOCABLE PROXY

  The undersigned hereby appoints Marvin N. Schoenhals, and R. William Abbott or any of them, with full power of substitution, to act as attorneys and proxies for the undersigned and to vote all shares of Common Stock of WSFS Financial Corporation, which the undersigned is entitled to vote, at the Annual Meeting of Stockholders to be held on April 25, 1996 at 4:00 p.m., or at any adjournments thereof, as follows:

                  THIS PROXY IS CONTINUED ON THE REVERSE SIDE.
              PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.